UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): June 27, 2013

USEC Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14287	52-2107911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

USEC Inc. (“USEC” or the “Company”) held its 2013 annual meeting of stockholders on June 27, 2013. As of the record date, April 29, 2013, there were 124,001,162 shares of common stock outstanding, each entitled to one vote. 79.48% of those shares were represented at the annual meeting.

At the annual meeting, USEC's stockholders voted on five proposals and cast their votes as described below. The proposals are described in detail in the Company's proxy statement.

Proposal 1

USEC's stockholders elected seven directors (listed below) to hold office until the next annual meeting of stockholders and until his successor is elected and has qualified. There were no abstentions. The number of votes cast for or withheld and the broker non-votes were as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
James R. Mellor, Chairman	39,538,780	3,360,507	55,653,466
Sigmund L. Cornelius	38,223,072	4,676,215	55,653,466
Joseph T. Doyle	39,583,224	3,316,063	55,653,466
William J. Madia	39,769,057	3,130,230	55,653,466
Walter E. Skowronski	39,794,542	3,104,745	55,653,466
M. Richard Smith	39,584,032	3,315,255	55,653,466
John K. Welch	39,224,626	3,674,661	55,653,466

Proposal 2

USEC's stockholders cast their votes with respect to the advisory approval of the Company's executive compensation as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
26,351,160	14,861,288	1,686,839	55,653,466

Proposal 3

USEC's stockholders approved an amendment to the Company's certificate of incorporation to effect a reverse stock split and authorized share reduction as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
79,153,624	17,160,341	2,238,788	0

Proposal 4

USEC's stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 2013 as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
92,569,860	4,404,435	1,578,458	0

Proposal 5

USEC's stockholders cast their votes with respect to a stockholder proposal regarding executive compensation as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
7,544,771	33,996,339	1,358,177	55,653,466

Item 8.01 Other Events.

On June 27, 2013, the Company issued a press release announcing that it would be effectuating a 1-for-25 reverse stock split of its common stock, as approved by the Company's stockholders at the 2013 annual meeting. Following the stockholder vote, USEC's Board of Directors determined that a 1-for-25 reverse stock split will be made effective on Monday, July 1, 2013. USEC's common stock will begin trading on the New York Stock Exchange (NYSE) on a split-adjusted basis when the market opens on Tuesday, July 2, 2013. At the effective time of the reverse stock split, every 25 shares of USEC's issued and outstanding common stock will be automatically converted into one issued and outstanding share of common stock, without any change in the par value per share.

As a result of the reverse stock split, the number of issued and outstanding shares of common stock of the Company will be reduced from approximately 124 million to approximately 5 million. The number of authorized shares of common stock will be reduced from 250 million to 25 million. Proportional adjustments will be made to USEC's equity incentive plan and the number of rights associated with each share of USEC's common stock under USEC's tax benefit preservation plan. The reverse stock split will have no effect on the company's authorized shares of preferred stock.

USEC common stock will continue to trade on the NYSE under the symbol “USU,” but under a new CUSIP 90333E 207 and ISIN Number US90333E2072.

No fractional shares will be issued in connection with the reverse stock split. Following the reverse stock split, all fractional shares otherwise issuable will be aggregated and sold. Stockholders who otherwise would be entitled to receive fractional shares will be entitled to receive a pro rata portion of the net cash proceeds in lieu of such fractional shares.

While USEC is undertaking the reverse stock split to regain compliance with NYSE continued listing requirements regarding $1.00 minimum share price, there remains uncertainty regarding USEC's ability to maintain compliance with the NYSE's continued listing standards, including uncertainty regarding the NYSE's acceptance of USEC's plan to regain compliance with the NYSE's total market capitalization listing standard, as discussed in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2013.

A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit
Number    Description

99.1        Press release dated June 27, 2013, issued by USEC Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USEC Inc.

June 27, 2013	By:	/s/ John C. Barpoulis
John C. Barpoulis
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit
Number    Description

99.1    Press release dated June 27, 2013, issued by USEC Inc.

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